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                                                                     EXHIBIT 4.2




                  THIS THIRD SUPPLEMENTAL INDENTURE dated as of February 14, 2002, between CIT GROUP INC. (formerly known as Tyco Capital Corporation and Tyco Acquisition Corp. XX (NV) and successor to The CIT Group, Inc.), a Nevada corporation, and BANK ONE TRUST COMPANY, N.A., a banking association organized and existing under the laws of the United States (the "Trustee").

                  WHEREAS, the Corporation and the Trustee are parties to an Indenture dated as of September 24, 1998, as supplemented by the First Supplemental Indenture dated as of May 9, 2001 and the Second Supplemental Indenture dated as of June 1, 2001 (collectively, the "Indenture"), pursuant to which the Corporation authorized the issuance of an unlimited amount of unsecured and unsubordinated debt securities (the "Debt Securities");

                  WHEREAS, the parties hereto wish to enter into this Third Supplemental Indenture to add certain covenants and agreements of the Corporation for the protection and benefit of the holders of the Debt Securities of all series, as herein provided;

                  WHEREAS, the Corporation has determined that this Third Supplemental Indenture complies with Section 14.01(a) of the Indenture and does not require the consent of any holders of Debt Securities; and

                  WHEREAS, all acts and things necessary to make this Third Supplemental Indenture a valid agreement of the Corporation according to its terms have been done and performed, and the execution and delivery of this Third Supplemental Indenture have in all respects been duly authorized by the Corporation;

                  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE ONE

                        PROVISIONS OF GENERAL APPLICATION

SECTION 1.1       TO BE READ WITH INDENTURE.

                  This Third Supplemental Indenture is supplemental to the Indenture, and the Indenture and this Third Supplemental Indenture shall hereafter be read together and shall have effect with respect to the Debt Securities of all series as if all the provisions thereof and hereof were contained in one instrument.



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SECTION 1.2       INTERPRETATION.

                  In this Third Supplemental Indenture, unless there is something in the subject or context inconsistent therewith: (a) "Indenture", "herein", "hereof" and similar expressions mean and refer to the Indenture and this Third Supplemental Indenture;

                  (b) the expression "Article" and "Section" followed by a number mean and refer to the specified Article or Section of this Third Supplemental Indenture, unless otherwise expressly stated; and

                  (c) other expressions defined in the Indenture shall have the same meanings when used in this Third Supplemental Indenture.

                                   ARTICLE TWO

                                   AMENDMENTS

SECTION 2.1       ADDITIONAL DEFINITIONS.

                  Section 1.02 of the Indenture is hereby amended by adding the following definitions in proper alphabetical order:

         "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

         "Consolidated Net Worth" means, with respect to any specified Person as of any date, the total shareholder's equity of such Person and its subsidiaries determined on a consolidated basis as of such date in accordance with United States generally accepted accounting principles.

         "Consolidated Tangible Net Worth" means, with respect to any specified Person as of any date, (i) the Consolidated Net Worth of such Person as of such date less (ii) the Intangible Assets of such Person as of such date.

         "Corporation" means CIT Group Inc., a Nevada corporation, and its successors.

         "Independence Condition" means that at least two-thirds of the directors of the Corporation are Independent Directors.

         "Independent Director" means any director of the Corporation who (i) is not a director, officer or employee of any Tyco Affiliate or an officer or employee of the Corporation or any subsidiary of the Corporation, (ii) is not a director, officer or employee of any other Person having a significant business relationship with any Tyco Affiliate, and (iii) does not, directly or indirectly, have any significant business relationship with any Tyco Affiliate.



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         "Intangible Assets" means, with respect to any specified Person as of any date, the amount (if any) which would be stated under the heading "Goodwill and Other Intangible Assets, Net" or under any other heading relating to intangible assets separately listed, in each case on the face of a balance sheet of such Person prepared on a consolidated basis as of such date in accordance with United States generally accepted accounting principles.

         "International" mean Tyco International Ltd., a Bermuda company, and its successors.

         "Permitted Reorganization Transaction" means a merger of the Corporation with and into Tyco Capital Holding Inc., the immediate parent corporation of the Corporation, or a merger of Tyco Capital Holding Inc. with and into the Corporation, PROVIDED, that such merger complies with Section 15.01 and the surviving corporation of such merger has a Consolidated Tangible Net Worth immediately after the merger that is not less than the Consolidated Tangible Net Worth of the Corporation immediately prior to the merger.

         "Permitted Transaction" means any purchase, sale or other transaction by the Corporation or any subsidiary thereof from, to or with any Tyco Affiliate that is on terms that are no less favorable, in any material respect and taken as a whole, to the Corporation or such subsidiary, as the case may be, than those that reasonably could be expected to be obtained by the Corporation or such subsidiary in a comparable transaction with a Person that is not a Tyco Affiliate.

         "Tyco Affiliate" means International and any subsidiary of International other than (i) the Corporation and (ii) any subsidiary of the Corporation.

SECTION 2.2       ADDITIONAL COVENANTS.

         Article Six of the Indenture is hereby amended by adding thereto
Section 6.07, Section 6.08 and Section 6.09, to read in their entirety as follows:

         "Section 6.07. The Corporation will not, and will not permit any of its subsidiaries to, directly or indirectly (other than in connection with a Permitted Reorganization Transaction):

                  (a) declare or pay any dividend (whether made in cash, property or securities) or make any other payment or distribution (whether made in cash, property or securities) on account of the capital stock of the Corporation to or for the benefit of any Tyco Affiliate, except for dividends or distributions that are payable in capital stock of the Corporation;

                  (b) purchase, redeem or otherwise acquire or retire for value any capital stock of the Corporation, except in exchange for capital stock of the Corporation;

                  (c) purchase or sell any material properties or assets from or to, or consummate any other material transaction (including any service or management arrangement) with, any Tyco Affiliate, except in or for Permitted Transactions; or

                  (d) make any investment in any Tyco Affiliate in the form of
(x) advances, loans or other extensions of credit (including by means of a guaranty) to or on behalf of any Tyco Affiliate, (y) capital contributions (by means of a transfer of property or otherwise) to or in any Tyco Affiliate, or
(z) acquisitions (by purchase or otherwise) of any bonds, notes, debentures or other debt


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instruments of, or any stock, partnership, membership or other equity or beneficial interests in, any Tyco Affiliate.

         "Section 6.08.  The Corporation will at all times:

                  (a) maintain its books, records, financial statements and bank accounts separate from those of any and all Tyco Affiliates;

                  (b) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its assets from those of any and all Tyco Affiliates;

                  (c) not commingle its funds and other assets with those of any Tyco Affiliate;

                  (d) at all times hold itself out to the public as a legal entity separate and distinct from any and all Tyco Affiliates; and

                  (e) otherwise take such reasonable and customary action as shall be appropriate to maintain and evidence its legal separateness from any or all Tyco Affiliates.

         "Section 6.09. Section 6.07 and Section 6.08 shall be of no force and effect for the remaining term of any Debt Securities that are outstanding upon the earlier to occur of (i) any event immediately after which both (x) the Tyco Affiliates own, directly or indirectly, in the aggregate, less than 50% of the voting stock of the Corporation measured by voting power rather than number of shares and (y) the Independence Condition shall have been satisfied, or (ii) the consolidation or merger of the Corporation with or into another Person or Persons (other than International and/or one or more of its Affiliates) or the sale, assignment, lease, transfer, conveyance or other disposition of all or substantially all of the properties, capital stock or assets of the Corporation and its subsidiaries taken as a whole, in one or more transactions, to another Person or Persons (other than International and/or one or more of its Affiliates)."

                                  ARTICLE THREE

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1       REPRESENTATIONS AND WARRANTIES OF THE CORPORATION.

                  The Corporation hereby represents and warrants as follows:

                  (a) It (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and (ii) has the company or corporate power and authority to execute, deliver and perform this Third Supplemental Indenture.

                  (b) The execution, delivery and performance by it of this Third Supplemental Indenture (i) have been duly authorized by all necessary company action on its part, and (ii) do not and will not contravene its articles of incorporation or bylaws or the Indenture, any material law or any material contractual restriction binding on or affecting it or any of its material properties, and (iii) do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its material properties.



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                  (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or other regulatory body is required for the due execution, delivery and performance by it of this Third Supplemental Indenture.

                  (d) This Third Supplemental Indenture is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  (e) No litigation, investigation or proceeding of or before any arbitrator or governmental authority or other regulatory body is pending or, to the best of its knowledge, threatened by or against it with respect to this Third Supplemental Indenture.

                                  ARTICLE FOUR

                           FURTHER ASSURANCES REQUIRED

SECTION 4.1       DOCUMENTS DELIVERED TO TRUSTEE.

                  The Corporation has delivered to the Trustee, pursuant to the Indenture, a Board Resolution authorizing this Third Supplemental Indenture, an Officers' Certificate and an Opinion of Counsel.

SECTION 4.2       FURTHER ASSURANCES REQUIRED.

                  At any time and from time to time, upon the Trustee's request, the Corporation will promptly execute and deliver such documents and instruments and take such further actions as the Trustee may reasonably request to effect the purposes of this Third Supplemental Indenture, at the cost and expense of the Corporation.

                                  ARTICLE FIVE

                                  MISCELLANEOUS

SECTION 5.1       MISCELLANEOUS.

                  (a) This Third Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                  (b) This Third Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

                  (c) The recitals contained herein shall be taken as the statements of the Corporation, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.


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                  IN WITNESS WHEREOF, the parties hereto have caused this Third
Supplemental Indenture to be duly executed as of the day and year first above written.

                                     CIT GROUP INC., a Nevada corporation



                                     By:
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                                     BANK ONE TRUST COMPANY, N.A.,
                                     TRUSTEE

                                     By:
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